As filed with the Securities and Exchange Commission on November 4, 2010
 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

AMERICAN FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1544320 (IRS Employer Identification Number)

One East Fourth Street
Cincinnati, Ohio  45202
(513) 579-2121
(Address of Registrant’s Principal Executive Offices)

AMERICAN FINANCIAL GROUP, INC.
2005 STOCK INCENTIVE PLAN

Karl J. Grafe, Esq.
Vice President and Secretary
American Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2540
Facsimile:  (513) 579-0108
 (Name, Address and Telephone Number, Including Area Code,

 of Agent for Service of Process)

Copies of Communications to:
F. Mark Reuter
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio 45202
(513) 579-6469
Facsimile: (513) 579-6457

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock(1)	3,000,000 shares (2)	$31.04 (3)	$93,120,000	$6,640 (4)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover additional shares of common stock (“Common Stock”) of American Financial Group, Inc. (the “Registrant”) to be offered or issued in connection with any stock splits, stock dividends or similar transactions, whether pursuant to the terms of the 2005 Stock Incentive Plan (the “2005 Plan”) or otherwise.

(2)
Represents the total number of shares of Common Stock being registered hereby.  This amount does not include 5,000,000 shares of Common Stock registered by the Registrant on Form S-8 (Commission File No. 333-125304), as filed with the Securities and Exchange Commission (the “Commission”) on May 27, 2005 (the “Prior Registration Statement”), which have been issued or are currently reserved and available for issuance under the 2005 Plan.

(3)
Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange as of November 2, 2010.

(4)	Pursuant to General Instruction E to Form S-8, the registration fee has been calculated solely with respect to the 3,000,000 additional shares of Common Stock being registered hereby.

***

USE OF COMBINED PROSPECTUS

Pursuant to Rule 429(a) of the Securities Act, the prospectus that will be used in connection with the offer and sale of the securities covered by this Registration Statement and issued pursuant to the 2005 Plan (the “Combined Prospectus”) will also be used in connection with the sale of securities covered by the Prior Registration Statement.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement (Commission File No. 333-125304) filed with the Commission are incorporated herein by reference; provided, however, that such contents shall be deemed to be amended, modified or superseded by statements contained in this Registration Statement, to the extent any such statements contained herein may be deemed to amend, modify or supersede such contents.

The purpose of this Registration Statement is to provide for (i) the registration of an additional 3,000,000 shares of Common Stock to be offered and sold under the 2005 Plan and (ii) the use of the Combined Prospectus in connection with this Registration Statement and the Prior Registration Statement. The additional 3,000,000 shares of Common Stock that are the subject of this Registration Statement relate to the increase in the number of authorized shares available for issuance under the 2005 Plan as approved by the Registrant’s stockholders at the Registrant’s Annual Meeting held on May 12, 2010. This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed by Registrant with the Commission are incorporated herein by reference and made a part hereof:

1.      Annual Report on Form 10-K for the year ended December 31, 2009.

2.      Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

3.      Current Reports on Form 8-K dated March 15, 2010, May 12, 2010, August 3, 2010, August 19, 2010 and September 23, 2010.

4.      The description of the Registrant’s Common Stock contained in the Form 8-A filed with the Commission on November 25, 1997.

     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities

     Not required.

Item 5.  Interests of Named Experts and Counsel

     The legality of the securities offered hereby will be passed upon for the Registrant by Keating Muething & Klekamp PLL (“KMK”), One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202. Each of Joseph P. Rouse and Paul V. Muething, partners of KMK, serves as trustee of trusts which hold 4,393,686 and 4,348,480 shares, respectively, of Common Stock for the benefit of members of the Lindner family. Each of Mr. Rouse and Mr. Muething has sole voting and dispositive power over the shares as trustee, but has no financial interest in them.

Item 6.  Indemnification of Directors and Officers

     Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful.  Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to us unless deemed otherwise by the court.  Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court.  The Registrant’s Amended and Restated Code of Regulations extends such indemnification.

     The Registrant currently maintains an insurance policy that provides coverage pursuant to which the Registrant is to be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.

     The Registrant also has entered into indemnification agreements with its executive officers and directors providing for indemnification against certain liabilities to the fullest extent permitted under Ohio law.

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits

5	Opinion of Keating Muething & Klekamp PLL

10.1	2005 Stock Incentive Plan (incorporated by reference to Annex I to the Registrant’s Proxy Statement for its 2005 Annual Meeting of Shareholders)

10.2	Amendment to the 2005 Stock Incentive Plan

23.1	Consent of Keating Muething & Klekamp PLL (contained on Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (contained on the signature page)

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)           The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on November  4 , 2010.

AMERICAN FINANCIAL GROUP, INC.

By:	/s/ Carl H. Lindner III
Carl H. Lindner III
Co-Chief Executive Officer

By:	/s/S. Craig Lindner
S. Craig Lindner
Co-Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below whose name is preceded by an (*) hereby constitutes and appoints Karl J. Grafe as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/Carl H. Lindner
*Carl H. Lindner	Chairman of the Board of Directors	November 4, 2010
/s/Carl H. Lindner III
*Carl H. Lindner III	Director	November 4, 2010
/s/S. Craig Lindner
*S. Craig Lindner	Director	November 4, 2010

/s/James E. Evans
*James E. Evans	Director	November 4, 2010
/s/Kenneth C. Ambrecht
*Kenneth C. Ambrecht	Director	November 4, 2010
/s/Theodore H. Emmerich
*Theodore H. Emmerich	Director	November 4, 2010
/s/Terry S. Jacobs
*Terry S. Jacobs	Director	November 4, 2010
/s/Gregory G. Joseph
*Gregory G. Joseph	Director	November 4, 2010
/s/William W. Verity
* William W. Verity	Director	November 4, 2010
/s/John I. VonLehman
*John I. Von Lehman	Director	November 4, 2010
/s/Keith A. Jensen
Keith A. Jensen	Senior Vice President (Principal Financial and Accounting Officer)	November 4, 2010